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                                                                    Exhibit 8



                                  April 8, 1998




First Physician Care, Inc.
3200 Windy Hill Road
Atlanta, Georgia  30339



Gentlemen:

     We have been requested by First Physician Care, Inc. ("Company") to render this opinion in connection with the transactions described in the letter from the Company which is attached to this letter as Exhibit A ("Company Tax Representation Letter"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in Exhibit A.

     In connection with our opinion, we have examined and are familiar with the Agreement and Plan of Merger among PhyCor, Inc. ("PhyCor"), Falcon Acquisition Sub, Inc. ("Sub"), a wholly-owned subsidiary of PhyCor, and the Company ("the Merger Agreement"), and such other documents as we have deemed necessary or appropriate as a basis for the conclusions set forth below. We have relied, as to matters of fact, upon representations by the Company contained in the Company Tax Representation Letter and upon representations by PhyCor contained in the PhyCor Tax Representation Letter which is attached to this letter as Exhibit B and upon the assumptions contained herein. Without such representations, we would not render this opinion.

     In rendering the opinions set forth below, we have assumed that (1) the Merger will be consummated in the manner described in the Merger Agreement, (2) the representations made in the Company Tax Representation Letter and PhyCor Tax Representation Letter are true and correct, and (3) all signatures on all documents we examined are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as photostatic copies are in conformity to the original documents.

     Based on the assumptions set forth above and upon our examination of the Merger Agreement and the relevant legal authorities, our opinion is as follows:



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First Physician Care, Inc.
April 8, 1998
Page 2


     1. The Merger of Sub into the Company with the stockholders of the Company receiving PhyCor Common Stock will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. The Company stockholders will not recognize gain or loss on their receipt of PhyCor Common Stock pursuant to the Merger Agreement, except that gain may be recognized by the Company's stockholders to the extent of any cash received (or deemed received) in the Merger or pursuant to the exercise of dissenters' rights.

     3. Provided the Company stock was held as a capital asset, a Company stockholder can include its holding period for the Company stock in its holding period for the PhyCor stock received in the Merger.

     4. A Company stockholder's basis in the PhyCor Common Stock received in the Merger will equal its aggregate basis in the Company stock surrendered in the Merger.

     5. No gain or loss will be recognized by Company, PhyCor or Sub in the Merger.

     6. Provided the PhyCor Common Stock is held as a capital asset, any gain or loss realized upon a taxable disposition of PhyCor Common Stock received in the Merger will be capital gain or loss.

     We do not express any opinion concerning the tax consequences of the Merger other than those expressly set forth above. We express no opinion with respect to the effect of any laws other than the federal income tax laws of the United States of America.

     This opinion is provided to you only and, without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you and the stockholders of the Company, to whom you may provide a copy of this opinion letter. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

     The conclusions set forth above are based on our analysis of the law and express what counsel believes a court should properly hold if presented with such issue, but is not in any way binding on the Internal Revenue Service ("Service") or the courts. Our opinion is based on the Code and the regulations promulgated thereunder as currently existing and in effect, and court decisions and revenue rulings and procedures of the Service all as of the date of this letter. Any of the foregoing authorities is subject to change either prospectively or retroactively, and any such change could affect our opinion. This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to




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First Physician Care, Inc.
April 8, 1998
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advise you of any changes or any new developments, which may be brought to our attention after the Merger has occurred.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of PhyCor, Inc. (registration no. 333-45209) filed in connection with the Merger and to the use of our name in such Registration Statement under the caption "The Merger - Federal Income Tax Consequences."

                                      Sincerely,



                                      MAYOR, DAY, CALDWELL & KEETON, L.L.P.